FOLEY & LARDNER

CHICAGO                         FIRSTAR CENTER                        SACRAMENTO
DENVER                     777 EAST WISCONSIN AVENUE                   SAN DIEGO
JACKSONVILLE            MILWAUKEE, WISCONSIN 53202-5367            SAN FRANCISCO
LOS ANGELES                 TELEPHONE (414) 271-2400                 TALLAHASSEE
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MILWAUKEE                                                       WASHINGTON, D.C.
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EMAIL ADDRESS                                               CLIENT/MATTER NUMBER
jrothman@foleylaw.com                                                034400/0101

                                   May 2, 2000



Gehl Company
143 Water Street
West Bend, Wisconsin  53095

          Re:   Gehl Company 2000 Equity Incentive Plan

Gentlemen:

          We have acted as counsel for Gehl Company, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 600,000 additional shares of the Company's Common Stock, $.10 par value (the "Common Stock"), and the associated rights (the "Rights"), which may be issued pursuant to the Gehl Company 2000 Equity Incentive Plan (the "Plan"). The terms of the Rights issuable under the Plan are set forth in that certain Rights Agreement (the "Rights Agreement"), dated as of May 27, 1997, between the Company and Firstar Bank, N.A. (as successor to Firstar Trust Company).

          We have examined: (a) the Plan; (b) signed copies of the Registration Statement; (c) the Company's Restated Articles of Incorporation and By-laws, as amended to date; (d) the Rights Agreement; (e) resolutions of the Company's Board of Directors relating to the Plan and the issuance of shares of Common Stock and Rights thereunder; and (f) such other documents and records as we have deemed necessary to enable us to render this opinion.

          Based on the foregoing, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

          2. The shares of Common Stock, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be legally issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except for debts owing to employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and as such section and its predecessors have been judicially interpreted.

          3. The Rights subject to the Registration Statement, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                               Very truly yours,


                                               /s/  Foley & Lardner

                                               FOLEY & LARDNER